EXHIBIT 99.1

12800 Whitewater Drive
Minnetonka, Minnesota 55343	Tel 800-918-8270
www.mosaicco.com	Fax 952-984-0032

Press Release	www.mosaicco.com

MEDIA CONTACT:	Linda Thrasher, 952-984-0350

INVESTOR CONTACT:	Douglas Hoadley, 952-984-0234

The Mosaic Company Announces Successful Completion of

Consent Solicitation on All Series of Outstanding Public Debt Securities

of Former IMC Global and Phosphate Resource Partners

MINNETONKA, MN, January 5, 2005 – The Mosaic Company (NYSE: MOS) announced today that Mosaic Global Holdings Inc., formerly IMC Global Inc. (IMC), and Phosphate Acquisition Partners L.P., the successor to Phosphate Resource Partners Limited Partnership (PLP), both wholly-owned subsidiaries of Mosaic, have received and accepted the required consents from the holders of all series of their outstanding public debt securities (the Securities) pursuant to the previously announced solicitation of consents.

IMC and PLP have executed supplemental indentures with respect to each series of the Securities and the proposed amendments to the terms of each series of the Securities have become operative. In addition, Mosaic and two of its subsidiaries have issued certain guarantees to all holders of each series of the Securities. IMC has also deposited with the Information Agent for the consent solicitation the applicable consent fees relating to consents received from the holders of its 10.875% Senior Notes due 2008, 11.250% Senior Notes due 2011 and 10.875% Senior Notes due 2013.

Goldman, Sachs & Co. acted as the Solicitation Agent and Bondholder Communications Group acted as the Information Agent for the consent solicitation.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source for phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.